Exhibit 16.1

February 12, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Kura Sushi USA, Inc.'s Form 8-K dated February 12, 2020, and have the following comments:

1.	We agree with the statements made in the first, second, and third paragraph of page 2.
2.	We have no basis on which to agree or disagree with the statements made in the fourth paragraph of page 2.

Yours truly,

/s/ Deloitte & Touche LLP